                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:    Kim D. Kelly
            Executive VP/COO/CFO

   INSIGHT COMMUNICATIONS ANNOUNCES SUCCESSFUL OFFERING OF $220 MILLION SENIOR
                                 DISCOUNT NOTES

             Transaction Size Increased From Original $150 Million
                                     * * *


     New York, NY - February 1, 2001 -- Insight Communications Company, Inc. (Nasdaq: ICCI) today announced an agreement to sell $220 million original principal amount of 12 1/4% senior discount notes due 2011. The size of the offering was increased from the previously announced $150 million amount. The notes are being issued at a discount to their principal amount at maturity of $400 million. The net proceeds of the offering, which is expected to close on February 6, 2001, will be used for general corporate purposes, to repay inter-company debt and to fund potential acquisitions of cable assets.

     The offering is a private placement under Rule 144A of the Securities Act of 1933 and is being made only to qualified institutional buyers and to a limited number of institutional accredited investors. The securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer or sale would be unlawful.

     Insight Communications, a cable television operator based in New York City, is a full service provider of entertainment, information and communications services focused on the development of new and enhanced products and services for the communities served by its networks. Insight Communications is the eighth largest cable television system operator in the US based on customers served. Through its wholly-owned and managed systems, Insight Communications currently serves approximately 1.4 million customers primarily in the four contiguous states of Indiana, Kentucky, Illinois and Ohio.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimate," "anticipate" and other expressions that indicate future events and trends identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those Insight Communications anticipates. Factors that could have a material and adverse impact on actual results are described in Insight Communications' annual report on Form 10-K for the year ended December 31, 1999 and quarterly report on Form 10-Q for the nine months ended September 30, 2000. All forward-looking statements in this press release are qualified by reference to the cautionary statements included in Insight Communications' Form 10-K and Form 10-Q.


                                      # # #